Exhibit 99.2

Founders’ Vision – Ouster, Inc.

Title: Founders’ Vision

Speakers:

Mark Frictl (M) – Ouster Co-Founder and CTO

Angus Pacala (A) – Ouster Co-Founder and CEO

M: We’re entering the beginning stages of the next industrial revolution where we can really change how machines are interacting with the world,

A: in just a couple of years, everybody on earth is going to know what lidar technology is because they’re going to have it in their pocket. And it’s actually going to be deployed on every moving object on earth.

A: We founded Ouster based on a vision of making lidar affordable and ubiquitous.

M: when we founded Ouster, lidar was very expensive and kind of a very niche application.

A: But now, with Ousters digital technology, the lidar industry is undergoing a major disruptive transformation.

A: Whenever an industry adopts it, Silicon completely changes our world.)

M: Digital technologies, once they enter an old analog market, very quickly displace them and become completely dominant.

A: But it takes some imagination and it takes some invention to introduce Silicon CMOS technologies into a new industry.

M: The adoption of lidar, at a really mass scale, depends on it being affordable. That’s where Ouster has really focused its efforts.

A: Lidar can only become affordable and ubiquitous if it transitions from fundamentally analog to digital technology.

A: You really can bet on integrated CMOS semiconductors being the cost and performance leader given their track record over the last half century.

M: We see a parallel with lidar to what happened when cameras went through a digital transformation: costs dropped, and performance and flexibility skyrocketed.

A: We’re swapping out chip sets in the sensors instead of redesigning and re-architecting lidar sensors every year.

A: I’m about to show you the inside of our sensor for the very first time. This is the OS0, one of our newest sensors. Inside is the key to everything we do: our digital lidar module. It’s small enough to fit in the palm of your hand, and yet it’s extremely high performance. Instead of hundreds of discrete analog parts, it’s made up of four key components: Custom lenses that define the sensor’s range and field of view, just like a digital camera; A patented micro-optical system that increases performance by orders of magnitude; A high-efficiency laser array, which integrates all of our lasers onto a single semiconductor chip; Last, and most important, is our lidar system-on-chip. This piece of silicon uses SPAD photon detectors capable of counting over one billion photons per second. Our digital lidar architecture powers all of Ouster’s products.

A: Because of the interest around self-driving cars, lidar for the last five to ten years, became synonymous with automotive applications

M: But what we find equally exciting, are all of the other applications being deployed now that need lidar as a critical sensor.

A: The commercial success we’ve seen in the past two years demonstrates that the market is far larger than automotive alone, with demand for lidar expected to total fifty billion across our target markets by 2030.

A: We have hundreds of customers successfully deploying our lidar technology in the real world, across a wide variety of use cases in industrial automation, smart infrastructure, robotics, and automotive.

M: The future of autonomy looks like a more convenient and safer world.

A: Digital lidar is a technology that will grow to play a critical role in all of our day to day lives, making us all safer and more productive.

A: You’ll have robots delivering your packages, and you’ll even be able to sleep in your car. And you’ll be safe because there are lidar sensors that are measuring the world all around you billions of times a second.

M: We believe Ouster is core to this future.

A: We’re going to continue to leverage our digital architecture to push the frontier of both performance and cost for many years to come.

A: At Ouster We are building the eyes of autonomy.

Plus Customer Success Profile – Ouster, Inc.

Title: Plus Customer Success Profile

Speaker: Tim Daly, Chief Architect at Plus

We are on the cusp of an autonomous revolution. I have two children that are eight years old, and I believe by the time they are ready to drive they won’t need to drive at all.

There are three key developments that are coming together right now that make it practical to deploy autonomous driving. First is very high powered computers, second is deep learning, and the third is high-resolution lidar.

Plus is applying level four autonomous driving technology to trucking, today. Trucking is a really interesting use case because trucks are really big. Trucks do a lot of work. You can increase the utilization of trucks to twenty four hours, if you can automate it.

We’re deploying our system in the US, China, and Europe at large volume. We will have thousands of trucks on the road by the end of this year and tens of thousands of trucks on the road by the end of next year. So we need partners that are ready to scale with us. Ouster is absolutely ready to scale.

They are able to manufacture these sensors with high reliability, and all the features we want, at production volumes with production pricing.

One thing many people don’t realize about trucks is just how big they really are. You can hide a car next to a truck and it is very hard for the driver to see it. The reason lidar is so important for autonomous driving is because it tells you the occupancy of space, a very simple direct measure of whether you can drive there or not. When driving a truck at highway speeds, when there’s something very far down the road, you still have some time to react to it. But if there’s something close to you, you have to react instantly. That’s why we try to keep a perfect cocoon of perception directly next to the truc, and that’s why the Ouster lidar is a key ingredient in our system. The wide field of view and the broad opening angle on the OS1 sensor is an absolutely perfect fit for our trucking system. It makes it possible for us to have zero blind spots anywhere. The high resolution of the Ouster lidar sensor is absolutely critical for our perception system.

When it comes to lidar, there is no range without sufficient resolution. Our system needs to be able to make decisions based on the sensor data that its getting. The more points we can get on an object, the more confidence we have. The effective range of the Ouster sensor is best in class.

We don’t put lidar on the truck just because it’s cool. We put lidar on the truck because we can’t afford to make any errors in perception. We need our system to be absolutely perfect. Ouster has put lidar on a chip and can actually take advantage of Moore’s law. They’re shrinking the components and doubling the performance every year. At Plus, we’ve tested nearly every lidar available, and the Ouster lidar have the lowest failure rate.

If you want to build the technology of the future, Ouster is able to meet that challenge.